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                                                                     Exhibit 4.7

                                                                  March 16, 1998


                              EMPLOYMENT AGREEMENT



Dear Mr. David Chavoustie,


It is with pleasure that we herewith make you the following job offer.


1.       Your position will be Vice President Worldwide Sales.

         As a member of the ASML Management Team you will report to our President.

2.       Your starting date with ASML will be April 15, 1998.

3. You will be taken into the ASML Inc. Payroll. You will be based in our office in Tempe, Arizona.

4. Your annual gross base salary will be US$ 260,000.-. You will participate in the ASML Management Team Bonus program, which means a bonus of maximum 40% of your base at expected performance. You will be eligible to participate in the ASML Management Team Stock Option program.

5. You will be eligible to join the ASML Inc. Benefits and Policies like Medical Insurance, Life Insurance, 401K Plan etc. See enclosed summary.

6. As a signing bonus you will receive 10,000 ASML stock options at your start date with us.

7. ASML will provide you with suitable housing in the Phoenix, Arizona area for a maximum period of 6 months.

8. According to our Vacation policy for Directors, you will be granted 20 days of vacation per year.

9. You will be eligible for our Management Relocation Policy. See enclosed copy.

I hope this offer is acceptable to you. If you have any questions please contact me at 31-40-230 3307.


Kind regards,

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ASM Lithography BV.



/s/ Marten de Lange                          /s/ W. D. Maris
--------------------------------             -----------------------------------
Marten de Lange                              W. D. Maris
Manager HRM                                  President and CEO




/s/ David Chavoustie
--------------------------------
Accepted by David Chavoustie



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         TRANSFER OF EMPLOYERSHIP AND AMENDMENT TO EMPLOYMENT AGREEMENT


The undersigned:

1. ASML Holding N.V., established and headquartered at Veldhoven, the Netherlands, represented by H. Bodt and S. Bergsma, in their capacity of Chairman and member of the Supervisory Board respectively, hereinafter referred to as: "ASML";

2. ASML Netherlands B.V., established and headquartered at Veldhoven, the Netherlands, represented by P. Th. F. M. Wennink, in his capacity of member of the Board of Management, hereinafter referred to as "ASML Netherlands";

and

3. David Paul Chavoustie, residing in 7442, E Sierra Vista Drive, Scottsdale AZ 85250, USA, hereinafter referred to as "Mr. Chavoustie";

HEREBY AGREE THE FOLLOWING:

1. ASML supersedes and replaces ASML Netherlands as employer with respect to the employment agreement with Mr. Chavoustie dated March 16, 1998, per July 1, 2003. Any and all rights and obligations under the relevant employment agreement are therefore, as per the afore mentioned date, transferred from ASML Netherlands to ASML. The parties agree that as from this date of July 1, 2003 the employment agreement shall be solely between ASML and Mr. Chavoustie.

2. The employment agreement between ASML and Mr. Chavoustie shall be in accordance with existing employment conditions. In addition, the following amendment applies in case of a change of control of ASML:

CHANGE OF CONTROL

In case of a change of control the terms and conditions of the applicable ASML stock option plans shall be amended as follows:

1.       In this article the following definitions shall apply:

         (a) "CHANGE OF CONTROL" of ASML means (i) any merger or consolidation of ASML with or into any other individual, partnership, company or entity in the broadest sense (hereinafter referred to as "Third Party(ies)") or any stock purchase or sale, reorganization, recapitalization or other transaction, in each case, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any Third Party(ies), not currently controlling ASML acquires Control of


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               ASML or of its transferee(s) or surviving Third Party(ies) or
               (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of ASML, on a consolidated basis, in one transaction or a series of related transactions;

         (b) "CONTROL" means, with respect to any Person, the power to control, directly or indirectly, greater than 50% of the voting interest of such Person, or the ability to appoint or elect more than 50% of the Management Board or other equivalent governing board of such Person, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise;

         (c) "PERSON" means any individual, partnership, limited liability company, firm, corporation, company, association, trust, unincorporated organization or other entity.

2. In the event notice of termination of this agreement is given by ASML or its legal successor in connection with a Change of Control, the rights of Mr. Chavoustie under any of the applicable ASML stock option plan(s) shall not be subject to the restrictions contained in the relevant articles related to termination of employment in the applicable ASML stock option plans and Mr. Chavoustie shall remain entitled to exercise options during the full original Option Period as defined in those stock option plans. In addition Mr. Chavoustie is not subject to any Embargo Period as defined in the applicable ASML stock option plan(s) and consequently Mr. Chavoustie can exercise any option(s) held by him without being restricted as per the relevant articles in the applicable ASML stock option plans. This provision 15.2 also applies if Mr. Chavoustie gives notice of termination, provided that this notice of termination is directly related to the Change of Control and such notice is given within 12 months from the date on which the Change of Control occurs.

3. The provisions of this article do not affect any other rights the parties have or may have in the event of a termination of the employment agreement.


In witness whereof, this document has been signed and executed in triplicate this ___ day of July 2003.


/s/ H. Bodt                                 /s/ P.Th.F.M. Wennink
----------------------------------          -----------------------------------
H. Bodt                                     P.Th.F.M. Wennink
Chairman of the Supervisory Board           Member of the Board of Management
of ASML Holding N.V.                        of ASML Netherlands B.V.

/s/ S. Bergsma                              /s/ D.P. Chavoustie
----------------------------------          -----------------------------------
Member of the Supervisory Board             D.P. Chavoustie
of ASML Holding N.V.




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/s/ S. Bergsma                              /s/ David Chavoustie
--------------------------------            -----------------------------------
S. Bergsma                                  D.P. Chavoustie
Member of the Supervisory Board
of ASML Holding N.V.



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